Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	July 30, 2020
TELEFLEX REPORTS SECOND QUARTER 2020 RESULTS

Second Quarter Revenues of $567.0 million, down 13.1% versus Prior Year Period; down 12.0% on a Constant Currency Basis
Second Quarter GAAP Diluted EPS from Continuing Operations of $0.24, Compared to $1.77 in the Prior Year Period
Second Quarter Adjusted Diluted EPS from Continuing Operations of $1.93, down 27.4% Versus Prior Year Period
New Workforce Reduction Plan to Further Improve Company Cost Structure Announced
Not Reinstating 2020 Financial Guidance due to COVID-19 Pandemic

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended June 28, 2020.

Second quarter 2020 net revenues were $567.0 million, a decrease of 13.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 12.0% over the year ago period. The Company estimates that COVID-19 had a net negative impact to revenue of approximately $130 million, or 20%.

Second quarter 2020 GAAP earnings per share from continuing operations decreased 86.4% to $0.24, compared to $1.77 in the prior year period. Second quarter 2020 adjusted diluted earnings per share from continuing operations decreased 27.4% to $1.93, compared to $2.66 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “We were pleased with our second quarter 2020 performance, which significantly exceeded our internal expectations and reflected improvements in underlying monthly revenue trends for the product categories most impacted by the postponement of non-emergent procedures because of COVID-19, particularly Interventional Urology, Interventional Access, and Surgical. Like our revenue performance, our second quarter 2020 adjusted EPS of $1.93 also significantly exceeded our expectations, reflecting the recovery we saw in procedures, as well as prudent operating expense management."

Mr. Kelly continued, "Despite the challenges caused by the global pandemic, Teleflex remains in a strong financial position, supported by a healthy balance sheet, which includes more than $550 million of cash on hand, and access to additional liquidity under our revolving credit facility. We remain confident in our core business fundamentals, including robust demand for our innovative and critical care products. That said, due to the rapidly evolving environment, continued uncertainties from the impact of the COVID-19 global pandemic, and recent regional outbreaks that are impacting the recovery, we are not reinstating 2020 financial guidance at this time.”

Mr. Kelly concluded, "We remain confident that we will weather the storm given our diversified business model and our continued belief in our ability to generate significant constant currency revenue growth, margin expansion, adjusted earnings per share and free cash flow growth over the long term."

NET REVENUE BY SEGMENT
The following tables and commentary provide information regarding net revenues in each of the Company's reportable operating segments for the three and six months ended June 30, 2019 and June 28, 2020 on both a GAAP and constant currency basis. The discussion below the tables of the principal factors behind changes in net revenues for the three months ended June 28, 2020 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	June 28, 2020	June 30, 2019	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$312.5	$373.8	(16.4)%	(0.4)%	(16.0)%
EMEA	131.6	147.1	(10.5)%	(2.5)%	(8.0)%
Asia	67.1	75.2	(10.8)%	(3.0)%	(7.8)%
OEM	55.8	56.4	(1.1)%	(0.4)%	(0.7)%
Total	$567.0	$652.5	(13.1)%	(1.1)%	(12.0)%

	Six Months Ended		% Increase / (Decrease)
	June 28, 2020	June 30, 2019	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$670.5	$717.8	(6.6)%	(0.3)%	(6.3)%
EMEA	287.8	301.6	(4.6)%	(2.7)%	(1.9)%
Asia	120.2	136.0	(11.6)%	(3.2)%	(8.4)%
OEM	119.2	110.7	7.7%	(0.6)%	8.3%
Total	$1,197.7	$1,266.1	(5.4)%	(1.2)%	(4.2)%

Americas second quarter 2020 net revenues were $312.5 million, a decrease of 16.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 16.0% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a net decrease in sales volumes of existing products caused by the COVID-19 pandemic. We estimate that COVID-19 had a negative impact to revenue of approximately $89 million, or 24%.

EMEA second quarter 2020 net revenues were $131.6 million, a decrease of 10.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 8.0% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a net decrease in sales volumes of existing products caused by the COVID-19 pandemic. We estimate that COVID-19 had a negative impact to revenue of approximately $13 million, or 9%.

Asia second quarter 2020 net revenues were $67.1 million, a decrease of 10.8% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 7.8% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a net decrease in sales volumes of existing products caused by the COVID-19 pandemic. We estimate that COVID-19 had a negative impact to revenue of approximately $13 million, or 18%.

OEM second quarter 2020 net revenues were $55.8 million, a decrease of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 0.7% compared to the prior year period. The decrease in constant currency revenue was primarily attributable to a decrease in sales volumes of existing products caused by the COVID-19 pandemic, partially offset by net revenues generated by IWG High Performance Conductors, Inc. (HPC). We estimate that COVID-19 had a negative impact to revenue of approximately $15 million, or 26%.

NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following table and commentary provide information regarding net revenues in each of the Company's global product categories for the three months ended June 28, 2020 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	June 28, 2020	June 30, 2019	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$164.9	$153.6	7.4%	(1.4)%	8.8%
Interventional	82.6	104.8	(21.2)%	(0.9)%	(20.3)%
Anesthesia	64.9	85.7	(24.3)%	(1.3)%	(23.0)%
Surgical	67.3	95.6	(29.6)%	(1.2)%	(28.4)%
Interventional Urology	40.1	68.0	(40.9)%	(0.0)%	(40.9)%
OEM	55.8	56.4	(1.1)%	(0.4)%	(0.7)%
Other	91.4	88.4	3.4%	(2.0)%	5.4%
Total	$567.0	$652.5	(13.1)%	(1.1)%	(12.0)%

	Six Months Ended		% Increase / (Decrease)
	June 28, 2020	June 30, 2019	Total Revenue Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$315.2	$297.5	5.9%	(1.4)%	7.3%
Interventional	182.5	208.0	(12.2)%	(0.9)%	(11.3)%
Anesthesia	140.6	166.0	(15.3)%	(1.6)%	(13.7)%
Surgical	142.7	182.3	(21.7)%	(1.3)%	(20.4)%
Interventional Urology	114.3	127.7	(10.4)%	(0.0)%	(10.4)%
OEM	119.2	110.7	7.7%	(0.6)%	8.3%
Other	183.2	174.0	5.3%	(2.0)%	7.3%
Total	$1,197.7	$1,266.1	(5.4)%	(1.2)%	(4.2)%

Second quarter 2020 net revenues from sales of Vascular Access products were $164.9 million, an increase of 7.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues increased 8.8% compared to the prior year period. We estimate that COVID-19 had a net positive impact to revenue of approximately $8 million, or 5%.

Second quarter 2020 net revenues from sales of Interventional products were $82.6 million, a decrease of 21.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 20.3% compared to the prior year period. We estimate that COVID-19 had a negative impact to revenue of approximately $25 million, or 24%.

Second quarter 2020 net revenues from sales of Anesthesia products were $64.9 million, a decrease of 24.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 23.0% compared to the prior year period. We estimate that COVID-19 had a negative impact to revenue of approximately $18 million, or 22%.

Second quarter 2020 net revenues from sales of Surgical products were $67.3 million, a decrease of 29.6% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 28.4% compared to the prior year period. We estimate that COVID-19 had a negative impact to revenue of approximately $28 million, or 30%.

Second quarter 2020 net revenues from sales of Interventional Urology products were $40.1 million, a decrease of 40.9% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 40.9% compared to the prior year period. We estimate that COVID-19 had a negative impact to revenue of approximately $58 million, or 85%.

Second quarter 2020 net revenues from sales of OEM products were $55.8 million, a decrease of 1.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues decreased 0.7% compared to the prior year period. We estimate that COVID-19 had a negative impact to revenue of approximately $15 million, or 26%.

Second quarter 2020 net revenues from sales of other products were $91.4 million, an increase of 3.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, second quarter 2020 net revenues increased 5.4% compared to the prior year period. We estimate that COVID-19 had a positive impact to revenue of approximately $6 million, or 6%.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the six months ended June 28, 2020 totaled $115.1 million compared to $109.5 million for the six months ended June 30, 2019.

Cash and cash equivalents at June 28, 2020 were $553.5 million compared to $301.1 million at December 31, 2019.

Net accounts receivable at June 28, 2020 were $374.9 million compared to $418.7 million at December 31, 2019.

Net inventories at June 28, 2020 were $514.8 million compared to $476.6 million at December 31, 2019.

2020 WORKFORCE REDUCTION PLAN

During the second quarter of 2020, we committed to a workforce reduction designed to improve profitability and reduce cost primarily by streamlining certain sales and marketing functions in our EMEA segment and certain manufacturing operations in our OEM segment. The workforce reduction was initiated to further align the business with our high growth strategic objectives. We estimate that we will incur aggregate pre-tax restructuring charges of $10 million to $13 million, consisting primarily of termination benefits, and will result in future cash outlays. This plan will be substantially complete during 2020 and as a result most of these charges are expected to be incurred prior to the end of 2020. We expect to begin realizing plan-related savings in 2020 and expect to achieve annual pre-tax savings of $11 million to $13 million once the plans are fully implemented.

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 4, 2020 at 11:00am (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 1778009.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.
Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons.

The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “Net Revenue by Segment" and "Net Revenue by Global Product Category". Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance.  Manufacturers of currently marketed medical devices will have until May 2020 to meet the MDR requirements, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until May 2024, subject to certain limitations.  Significantly, the MDR will require the re-registration of previously approved medical devices.  As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - June 28, 2020
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$288.7	$191.2	$29.4	$19.0	$11.8	$11.4	$0.24
Adjustments
Restructuring, restructuring related and impairment items (A)	6.3	0.1	—	19.0	0.9	24.6	$0.52
Acquisition, integration and divestiture related items (B)	—	16.9	—	—	0.2	16.7	$0.35
Other items (C)	—	0.3	—	—	0.1	0.2	—
MDR (D)	—	—	2.7	—	0.0	2.7	$0.06
Intangible amortization expense (E)	21.1	18.5	0.1	—	6.4	33.3	$0.71
Tax adjustments	—	—	—	—	(2.3)	2.3	$0.05
Adjusted basis	$261.2	$155.4	$26.6	—	$17.1	$91.3	$1.93

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - June 30, 2019
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$300.3	$215.5	$27.6	$1.7	$3.8	$83.3	$1.77
Adjustments
Restructuring, restructuring related and impairment items (A)	3.6	0.0	0.0	1.7	1.5	3.9	$0.08
Acquisition, integration and divestiture related items (B)	—	12.6	—	—	0.0	12.6	$0.27
Other items (C)	—	1.4	—	—	0.3	1.0	$0.02
MDR (D)	—	—	0.3	—	—	0.3	$0.01
Intangible amortization expense (E)	20.7	16.7	0.1	—	7.7	29.8	$0.63
Tax adjustments	—	—	—	—	6.0	(6.0)	($0.13)
Adjusted basis	$275.9	$184.8	$27.1	—	$19.3	$125.0	$2.66

(A)
Restructuring, restructuring related and impairment items - For the three months ended June 28, 2020, pre-tax restructuring charges were $19.0 million, pre-tax restructuring related charges were $6.4 million; and there were no pre-tax impairment charges. For the three months ended June 30, 2019, pre-tax restructuring income was $2.2 million, pre-tax restructuring related charges were $3.7 million, and pre-tax impairment charges were $3.9 million.

(B)
Acquisition, integration and divestiture related items - For the three months ended June 28, 2020, these items primarily related to contingent consideration liabilities, and charges primarily related to our acquisition of IWG High Performance Conductors, Inc. For the three months ended June 30, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc. There were no divestiture related activities for the three months ended June 28, 2020 or June 30, 2019.

(C)
Other items - For the three months ended June 28, 2020, other items included expenses associated with prior year tax matters. For the three months ended June 30, 2019, other items included debt modification costs and product relabeling costs.

(D)	MDR - These costs were associated with our efforts to comply with the European Medical Device Regulation.

(E)
Intangible amortization expense - For the three months ended June 28, 2020 and June 30, 2019, we reclassified intangible asset amortization expense of $21.1 million and $20.7 million, respectively, from selling, general and administrative expenses to cost of goods sold.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year to Date Ended - June 28, 2020
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$585.7	$339.0	$56.8	$20.4	—	$22.9	$142.6	$3.02
Adjustments
Restructuring, restructuring related and impairment items (A)	11.2	0.3	—	20.4	—	1.6	30.2	$0.64
Acquisition, integration and divestiture related items (B)	1.7	(27.4)	—	—	—	0.6	(26.3)	$0.56)
Other items (C)	—	0.3	—	—	—	0.1	0.2	$0.00
MDR (D)	—	—	4.5	—	—	0.0	4.5	$0.09
Intangible amortization expense (E)	42.0	36.4	0.2	—	—	12.6	66.0	$1.40
Tax adjustments	—	—	—	—	—	(2.4)	2.4	$0.05
Adjusted basis	$530.7	$329.4	$52.1	—	—	$35.5	$219.6	$4.65

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year to Date Ended - June 30, 2019
	Cost of goods sold, excluding intangible asset amortization	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of business and assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$589.9	$422.4	$54.7	$19.1	($2.7)	$14.8	$125.2	$2.67
Adjustments
Restructuring, restructuring related and impairment items (A)	6.7	0.0	0.0	19.1	—	3.4	22.4	$0.48
Acquisition, integration and divestiture related items (B)	—	26.2	—	—	(2.7)	(1.9)	25.3	$0.54
Other items (C)	—	2.4	—	—	—	0.6	1.8	$0.04
MDR (D)	—	—	0.6	—	—	—	0.6	$0.01
Intangible amortization expense (E)	41.5	33.6	0.2	—	—	15.4	59.9	$1.27
Tax adjustments	—	—	—	—	—	5.3	(5.3)	($0.11)
Adjusted basis	$541.8	$360.2	$53.9	—	—	$37.6	$230.0	$4.90

(A)
Restructuring, restructuring related and impairment items - For the six months ended June 28, 2020, pre-tax restructuring charges were $20.4 million, pre-tax restructuring related charges were $11.5 million;

and there were no pre-tax impairment charges. For the six months ended June 30, 2019, pre-tax restructuring charges $12.2 million, pre-tax restructuring related charges were $6.7 million, and pre-tax impairment charges were $6.9 million.

(B)
Acquisition, integration and divestiture related items - For the six months ended June 28, 2020, these items primarily related to the reversal of contingent consideration liabilities, partially offset by charges primarily related to our acquisition of IWG High Performance Conductors, Inc. For the six months ended June 30, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of Essential Medical, Inc., partially offset by the gain on sale of an asset. There were no divestiture related activities for the six months ended June 28, 2020 or June 30, 2019.

(C)
Other items - For the six months ended June 28, 2020, other items included expenses associated with prior year tax matters. For the six months ended June 30, 2019, other items included debt modification costs, expenses associated with a franchise tax audit, and product relabeling costs.

(D)	MDR - These costs were associated with our efforts to comply with the European Medical Device Regulation.

(E)
Intangible amortization expense - For the six months ended June 28, 2020 and June 30, 2019, we reclassified intangible asset amortization expense of $42.0 million and $41.5 million, respectively, from selling, general and administrative expenses to cost of goods sold.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, confidence in our diversified business model and in our ability to generate significant constant currency revenue growth, margin expansion, adjusted earnings per share and free cash flow growth over the long-term; estimated pre-tax restructuring charges we expect to incur, and estimated savings we expect to realize, in connection with our 2020 workforce reduction plan; and our expectations with respect to when we will incur the pre-tax restructuring charges and begin realizing savings associated with the 2020 workforce reduction plan and when the plan will be completed. Actual results could differ materially from those in the forward-looking statements due to, among other things, the adverse economic conditions associated with the COVID-19 global health pandemic and the associated financial crisis, stay-at-home and other orders, which may significantly reduce customer spending and which may have a negative impact on the Company’s business, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's departure from the European Union, commonly known as "Brexit"; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
	(Dollars and shares in thousands, except per share)
Net revenues	$567,034	$652,507	$1,197,676	$1,266,091
Cost of goods sold	288,662	300,269	585,680	589,883
Gross profit	278,372	352,238	611,996	676,208
Selling, general and administrative expenses	191,193	215,500	338,989	422,421
Research and development expenses	29,364	27,595	56,760	54,745
Restructuring and impairment charges	19,005	1,685	20,351	19,080
Gain on sale of assets	—	—	—	(2,739)
Income from continuing operations before interest and taxes	38,810	107,458	195,896	182,701
Interest expense	15,682	20,758	31,121	43,450
Interest income	(163)	(472)	(742)	(811)
Income from continuing operations before taxes	23,291	87,172	165,517	140,062
Taxes on income from continuing operations	11,848	3,844	22,922	14,816
Income from continuing operations	11,443	83,328	142,595	125,246
Operating income (loss) from discontinued operations	22	61	18	(1,282)
Tax benefit (expense) on operating loss from discontinued operations	9	14	7	(308)
Income (loss) from discontinued operations	13	47	11	(974)
Net income	$11,456	$83,375	$142,606	$124,272
Earnings per share:
Basic:
Income from continuing operations	$0.25	$1.80	$3.07	$2.72
Income (loss) from discontinued operations	—	0.01	—	(0.02)
Net income	$0.25	$1.81	$3.07	$2.70
Diluted:
Income from continuing operations	$0.24	$1.77	$3.02	$2.67
Loss from discontinued operations	—	—	—	(0.03)
Net income	$0.24	$1.77	$3.02	$2.64
Weighted average common shares outstanding
Basic	46,442	46,172	46,412	46,111
Diluted	47,242	47,036	47,237	46,989

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS

	June 28, 2020	December 31, 2019
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$553,535	$301,083
Accounts receivable, net	374,886	418,673
Inventories	514,755	476,557
Prepaid expenses and other current assets	94,381	97,943
Prepaid taxes	7,060	12,076
Total current assets	1,544,617	1,306,332
Property, plant and equipment, net	432,401	430,719
Operating lease assets	101,982	113,160
Goodwill	2,343,561	2,245,305
Intangible assets, net	2,260,863	2,156,285
Deferred tax assets	5,589	5,572
Other assets	76,117	52,447
Total assets	$6,765,130	$6,309,820
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$83,000	$50,000
Accounts payable	107,140	102,916
Accrued expenses	103,557	100,466
Current portion of contingent consideration	25,243	148,090
Payroll and benefit-related liabilities	80,602	115,981
Accrued interest	6,887	5,514
Income taxes payable	18,340	6,692
Other current liabilities	31,846	33,396
Total current liabilities	456,615	563,055
Long-term borrowings	2,328,791	1,858,943
Deferred tax liabilities	488,968	439,558
Pension and postretirement benefit liabilities	60,866	82,719
Noncurrent liability for uncertain tax positions	12,381	10,294
Noncurrent contingent consideration	24,036	71,818
Noncurrent operating lease liabilities	91,917	101,372
Other liabilities	204,154	202,741
Total liabilities	3,667,728	3,330,500
Commitments and contingencies
Total shareholders' equity	3,097,402	2,979,320
Total liabilities and shareholders' equity	$6,765,130	$6,309,820

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 28, 2020	June 30, 2019
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$142,606	$124,272
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(11)	974
Depreciation expense	34,461	31,966
Intangible asset amortization expense	78,638	75,285
Deferred financing costs and debt discount amortization expense	1,984	2,249
Gain on sale of assets	—	(2,739)
Fair value step up of acquired inventory sold	1,707	—
Changes in contingent consideration	(29,951)	25,456
Stock-based compensation	8,482	12,700
Impairment of long-lived assets	—	6,911
Deferred income taxes, net	1,055	(5,495)
Payments for contingent consideration	(79,771)	(26,092)
Interest benefit on swaps designated as net investment hedges	(9,805)	(8,799)
Other	(18,981)	4,272
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	45,843	(19,747)
Inventories	(34,875)	(33,970)
Prepaid expenses and other assets	11,819	(6,381)
Accounts payable, accrued expenses and other liabilities	(26,449)	(6,231)
Income taxes receivable and payable, net	7,257	(17,347)
Net cash provided by operating activities from continuing operations	134,009	157,284
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(39,052)	(56,107)
Proceeds from sale of assets	400	1,178
Payments for businesses and intangibles acquired, net of cash acquired	(265,895)	(1,025)
Net interest proceeds on swaps designated as net investment hedges	9,986	8,330
Net cash used in investing activities from continuing operations	(294,561)	(47,624)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	1,010,000	25,000
Reduction in borrowings	(500,000)	(52,500)
Debt extinguishment, issuance and amendment fees	(7,727)	(4,703)
Net proceeds from share based compensation plans and the related tax impacts	2,668	7,829
Payments for contingent consideration	(60,947)	(111,928)
Dividends paid	(31,558)	(31,347)
Net cash provided by (used in) financing activities from continuing operations	412,436	(167,649)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(317)	2,799
Net cash (used in) provided by discontinued operations	(317)	2,799
Effect of exchange rate changes on cash and cash equivalents	885	1,925
Net increase (decrease) in cash and cash equivalents	252,452	(53,265)
Cash and cash equivalents at the beginning of the period	301,083	357,161
Cash and cash equivalents at the end of the period	$553,535	$303,896